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                                                                  Exhibit 21.1


Subsidiaries of White Electronic Designs Corporation:

Electronic Designs, Inc.
One Research Drive
Westborough Ma 01581

Panelview Inc.
10260 S.W. Greenburg Rd., Suite 720
Portland OR 97223